UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 31, 2009

TERRESTAR CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33546	93-0976127
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

12010 Sunset Hills Road
Reston, VA	20190
(Address of Principal	(Zip Code)
Executive Offices)

Registrant’s telephone number, including area code:  703-483-7800

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement(s)

As previously reported, TerreStar Networks Inc. (“TerreStar”), a majority-owned subsidiary of TerreStar Corporation, has entered into an agreement with Hughes Network Systems, LLC (“Hughes”) with respect to a satellite base subsystem (“S-BSS”) based on the GMR1-3G technology (the “Hughes S-BSS Agreement”) and a technology development agreement with Qualcomm Incorporated (“Qualcomm”) for the development of the GMSA satellite air-interface to be included in certain of its device chipsets based on Qualcomm's EV-DO standard (the “Qualcomm Agreement”).

On March 30, 2009, TerreStar entered into an agreement with Infineon Technologies AG (“Infineon”) for the design and development of a multi-standard mobile platform based on Infineon’s innovative software-defined-radio (“SDR”) technology that would be compatible with the Hughes S-BSS system (the “Infineon Agreement”).  This SDR chipset technology will enable satellite-terrestrial handsets to operate with multiple cellular and satellite-based communications technologies including GSM, GPRS, EDGE, WCDMA, HSDPA, HSUPA and GMR-2G/3G.  The Infineon Agreement also contemplates that up to two additional operators (together with TerreStar, each an “Operator”) may enter into the Infineon Agreement without any increase in the total contract price (assuming the scope and functionality are not changed), and bearing their proportionate share of costs of the total contract price.  SKYTERRA Networks, Inc. (“SkyTerra”) has jointly entered into the Infineon Agreement with Infineon and TerreStar, such that four Operators in total could enter into the Infineon Agreement.  Based on the continued participation of the current Operators, the cost to TerreStar of its portion of the development and software costs incurred under the Infineon Agreement is approximately $19.7 million. Of that amount, TerreStar expects to pay between $5 million and $6 million during the remainder of 2009.

In conjunction with the Infineon Agreement, on March 30, 2009, TerreStar entered into an agreement with Hughes for additional software development work (the “GMR1-3G Software Components Agreement”) that will, with the existing Hughes S-BSS Agreement, allow Hughes to deliver the full S-BSS development required with respect to the GMR1-3G air interface to be included in connection with the Infineon SDR technology. SkyTerra has also entered into the GMR1-3G Software Components Agreement.  Based on the continued participation of the current Operators, the cost to TerreStar of its portion of the development and software costs incurred under the GMR1-3G Software Components Agreement is approximately $7.9 million. Of that amount, TerreStar expects to pay between $1 million and $2 million during the remainder of 2009.

Both the Infineon Agreement and the GMR1-3G Software Components Agreement contain provisions for the recovery of the certain contract costs through royalties and discounts, such that more than half of the costs to be incurred by TerreStar may be subject to later reimbursement.

Separately, on March 30, 2009, TerreStar, in connection with the Qualcomm Agreement, entered into an agreement with Alcatel-Lucent USA Inc. to develop, test, and provide a production satellite base station subsystem (S-BSS) and to supply such S-BSS commercial products (the “Alcatel-Lucent Agreement”).  This S-BSS ground infrastructure will be designed to work with the chipsets produced under the Qualcomm Agreement. The Alcatel-Lucent Agreement also contemplates that other operators (together with TerreStar, each an “Operator”) may enter into the Alcatel-Lucent Agreement with Alcatel-Lucent or purchase S-BSS products following successful completion of the S-BSS development with each participating Operator sharing in the non-recurring expenses incurred in connection with the Alcatel-Lucent Agreement. SkyTerra has joined as an Operator under the Alcatel-Lucent Agreement.  Based on the continued participation of the current Operators, the cost to TerreStar of its portion of the development and software costs incurred under the Alcatel-Lucent Agreement is approximately $11.1 million dollars.  Of that amount, TerreStar expects to pay between $2 million and $3 million during the remainder of 2009.

For all of the agreements described above, the termination by one Operator does not affect the agreement of any other Operator, provided that the remaining Operator(s) assumes the unpaid non-recurring expenses. In the event of the termination by one or more of the Operator(s), the remaining Operator(s) can elect to terminate the agreement. Further, in the event that any additional Operator participates in any of these agreements, the total non-recurring expenses thereunder will be pro-rated among the participating Operators and in some instances a premium might also be paid for late entry. TerreStar may, in its sole discretion, determine its continued participation in any agreement based on, and following the termination of, other Operators.

Forward-Looking Statements

This report may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of TerreStar Corporation, its plans, and the transactions described in this report. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. We assume no obligation to update or supplement such forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRESTAR CORPORATION

	By:	/s/ Douglas Brandon
Douglas Brandon
General Counsel & Secretary
Date: March 31, 2009